Exhibit 10.1

Summary of Polycom, Inc. Non-Employee Director Compensation

Cash Compensation

Annual retainer:	$45,000

Annual committee fees:

Lead Independent Director	$20,000
Audit Committee Chair	$20,000
Audit Committee Members (other than Committee Chair)	$10,000
Compensation Committee Chair	$10,000
Corporate Governance and Nominating Committee Chair	$10,000
Committee Members (other than as Chair)	$5,000

Retainers and fees are paid in four equal quarterly installments.

Equity Compensation

•	One-time grant of options to purchase 60,000 shares of common stock upon a non-employee director joining the Board, which vest in four equal annual installments commencing one year following the date of grant.

•	Annual grant of options to purchase 25,000 shares of common stock, which vest monthly over twelve months.

Other Compensation

Polycom pays or reimburses directors for their travel, lodging and related expenses in connection with attending Board meetings and for participating in Board-related activities.